Exhibit 23.1

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

American Technology Corporation
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No 333-54034 and File No. 333-101279) and Forms S-3 (File No. 333-27455, File No. 333-36003, File No. 333-71351, File No. 333-99675 and File No. 333-36000) of our report dated November 19, 2002 relating to the financial statements of American Technology Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP

Costa Mesa, CA
December 23, 2002